Exhibit 15.1

SENTIGEN HOLDING CORP.
445 Marshall Street
Phillipsburg, New Jersey 08865
Phone (908) 387-1673
Fax (908) 454-4792

November   , 2006

Dear Stockholder,

I am pleased to inform you that the board of directors of Sentigen Holding Corp. (“Sentigen”) has approved a pro rata distribution to Sentigen’s stockholders of 100% of the outstanding shares of common stock of SentiSearch, Inc. (“SentiSearch”), which is a newly formed, wholly-owned subsidiary of Sentigen. Immediately following the distribution, you will continue to own your shares of Sentigen as well as the new shares of SentiSearch.

You have received a proxy statement dated October 13, 2006 relating to a stockholders meeting that was held on November 14, 2006 pursuant to which you were asked, among other things, to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated August 31, 2006, by and among, Sentigen, Invitrogen Corporation (“Invitrogen”) and Arctic Fox Acquisition Corporation (the “Merger Agreement”) and to approve the merger contemplated thereby (referred to in this Information Statement as the “merger”). At the November 14, 2006 meeting, the Merger Agreement was approved by more than a majority of the outstanding shares. Pursuant to the Merger Agreement, Sentigen will become a wholly-owned subsidiary of Invitrogen and you will receive $3.37 in cash, without interest, for each share of Sentigen common stock that you own (assuming you do not exercise your appraisal rights, as specified in the proxy statement). A copy of the merger agreement and a description of its material terms are set forth in the proxy statement. Please carefully read the proxy statement for a description of the merger. It is a condition precedent to the consummation of the merger that the distribution be completed.

Sentigen has contributed to SentiSearch all of the olfaction intellectual property that it controls as a result of an exclusive license, dated April 10, 2000, it has with The Trustees of Columbia University in the City of New York and certain patent applications relating to Sentigen’s olfaction intellectual property. Immediately following the distribution, you will continue to own your shares of Sentigen as well as the new shares of SentiSearch. The distribution, commonly referred to as a “spin-off,” is expected to take place on or about November 30, 2006 and immediately prior to the consummation of the merger. Generally, the receipt of SentiSearch shares will be a taxable event to Sentigen stockholders. Each Sentigen stockholder as of the close of business on November 20, 2006, the record date for the distribution, will receive one SentiSearch share for every share of Sentigen common stock held on that date. We intend that SentiSearch’s common stock will be quoted on the OTC Bulletin Board under the symbol “     .” Immediately after the spin-off is completed, Sentigen will not own any shares of SentiSearch common stock, and SentiSearch will be an independent company.

We believe that the distribution is in the best interests of Sentigen stockholders. The spin-off is intended to separate Sentigen’s olfaction intellectual property from Sentigen’s remaining businesses which are expected to be acquired by Invitrogen in the merger. To the extent the merger between Sentigen and Invitrogen is not consummated, the spin-off will not occur.

The enclosed Information Statement describes the distribution and provides important financial and other information about SentiSearch. Please carefully read the enclosed Information Statement, including the Risk Factors beginning on page 7.

You do not have to vote or take any other action in order to receive your SentiSearch shares. You will not be required to pay anything or to surrender your Sentigen shares. Physical stock certificates reflecting your ownership of SentiSearch shares will be mailed to record holders of Sentigen stock shortly after November 30, 2006. If you are not a record holder of Sentigen stock, your SentiSearch shares should be credited to your account with your stockbroker or nominee on or about November 30, 2006.

Sincerely,

Joseph K. Pagano
Chairman of the Board of Directors

Thomas J. Livelli
President and Chief Executive Officer

SENTISEARCH, INC.
1329 Plaza Pacifica
Santa Barbara, California 93108
Phone: (805) 565-4124
Fax: (805) 969-4968

November  , 2006

Dear Stockholder,

It is my pleasure to welcome you as a stockholder of our new company, SentiSearch, Inc. (“SentiSearch”), which is expected to be spun-off from Sentigen Holding Corp. (“Sentigen”) on November 30, 2006. We intend that our common stock will be quoted on the OTC Bulletin Board under the symbol “          .” We are committed to serving your interests as a stockholder of SentiSearch. SentiSearch holds all of the rights to Sentigen’s olfaction intellectual property consisting of an exclusive license, dated April 10, 2000, it has with The Trustees of Columbia University in the City of New York and certain patent applications. Chartered Capital Advisers, Inc. has estimated a fair value range of these assets between $120,000 and $190,000.

As mentioned in Sentigen’s letter to you, the purpose of this transaction is to separate the olfaction intellectual property assets that Sentigen controls from Sentigen’s remaining businesses which are expected to be acquired by Invitrogen in the merger. To the extent the merger between Sentigen and Invitrogen is not consummated, the spin-off will not occur.

We hope that you, as a stockholder of SentiSearch, will share our enthusiasm for this opportunity. I invite you to learn more about SentiSearch in the attached Information Statement.

Sincerely,

Joseph K. Pagano
Chairman of the Board of Directors and Chief
Executive Officer

INFORMATION STATEMENT

SENTISEARCH, INC.

COMMON STOCK
(par value $.0001 per share)

We are furnishing this Information Statement to the stockholders of Sentigen Holding Corp. (“Sentigen”) in connection with Sentigen’s distribution of all the outstanding shares of common stock of SentiSearch, Inc. (“SentiSearch”) to the holders of Sentigen’s common stock. As of the date of this Information Statement, Sentigen owns all of our outstanding common stock.

We expect the distribution to occur on or about November 30, 2006. If you were a holder of record of Sentigen common stock at the close of business on November 20, 2006, which is the record date for the distribution, you will be entitled to receive one share of our common stock for every share of Sentigen common stock that you held on the record date.

No stockholder approval of the distribution is required or sought. We are not asking you for a proxy and you are requested not to send us a proxy.

You will not be required to pay for the shares of our common stock received by you in the distribution, to surrender or to exchange your shares of Sentigen common stock in order to receive our common stock or to take any other action in connection with the distribution.

No current public trading market exists for our common stock. We intend to have our shares approved for trading on the OTC Bulletin Board under the symbol “     ”.

Owning shares of SentiSearch will involve risks. In reviewing this Information Statement, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this Information Statement is truthful or complete. Any representation to the contrary is a criminal offense.

THIS INFORMATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.

If you have inquiries related to the distribution, you should contact the distribution agent at the following address and telephone number: American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, New York 10038 Tel: 1-800-937-5449.

The date of this Information Statement is November  , 2006.

Sentigen first mailed this document to its stockholders on or about November  , 2006.

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SUMMARY

The following is a summary of certain information contained elsewhere in this Information Statement concerning the distribution of the common stock of SentiSearch, Inc. (“SentiSearch”) to Sentigen Holding Corp. stockholders. This summary is included for convenience only and should not be considered complete. This summary is qualified in its entirety by the more detailed information, including the financial statements and notes thereto, set forth later in this Information Statement. We encourage you to read the entire document. Unless the context otherwise requires, references in this Information Statement to “we”, “us”, “SentiSearch” or “the Company” shall mean SentiSearch, Inc., and references to “Sentigen” shall mean Sentigen Holding Corp and its subsidiaries, exclusive of SentiSearch.

We describe in this Information Statement the businesses to be transferred to us by Sentigen in connection with the distribution as if the transferred businesses were our business for all historical periods described herein. However, we are a newly formed entity that has not conducted any operations prior to October 3, 2006. References in this Information Statement to our historical assets, liabilities, products, businesses or activities of our business are generally intended to refer to the historical assets, liabilities, services, businesses or activities of the transferred businesses as the businesses were conducted as a part of Sentigen and its subsidiaries prior to the distribution. Following the distribution, we will be a separate company and Sentigen will have no continuing stock ownership in us. Our historical financial results as part of Sentigen contained herein may not reflect our financial results in the future as an independent company or what our financial results would have been had we been operated as a separate company during the periods presented. Please see “Management’s Discussion and Analysis or Plan of Operation.”

The Company

SentiSearch is currently a wholly-owned subsidiary of Sentigen. We are a development stage company and have a limited operating history. Sentigen and its subsidiary, Sentigen Biosciences, Inc. (“Sentigen Biosciences”), previously owned all right and title to the olfaction intellectual property assets transferred to us. On September 1, 2006, in anticipation of its merger with Invitrogen, Sentigen announced its intention to separate its olfaction intellectual property assets from the businesses being acquired by Invitrogen. The olfaction intellectual property assets primarily consist of an exclusive license agreement with The Trustees of Columbia University in the City of New York (“Columbia”), dated April 10, 2000 (the “Columbia License”), and certain patent applications titled “Nucleic Acids and Proteins of Insect or 83b odorant receptor genes and uses thereof.” The olfaction intellectual property assets are also referred to herein as “our olfaction intellectual property.”

The separation of the olfaction intellectual property assets will be accomplished through a spin-off in which Sentigen will distribute 100% of its ownership interest in SentiSearch to its stockholders on or about November 30, 2006. Sentigen and SentiSearch have entered into agreements providing for the contribution of the olfaction intellectual property assets to SentiSearch and the distribution of the shares of SentiSearch. SentiSearch is a Delaware corporation that was incorporated on October 3, 2006 to hold the olfaction intellectual property assets of Sentigen and its subsidiaries. SentiSearch’s principal executive offices are located at 1329 Plaza Pacifica, Santa Barbara, California 93108.

QUESTIONS AND ANSWERS ABOUT SENTISEARCH AND THE DISTRIBUTION

Q:	Why is Sentigen separating SentiSearch and its businesses?

A:	Sentigen’s management and board of directors believes that the separation of SentiSearch from Sentigen is in the best interests of Sentigen stockholders. Sentigen has entered into a Merger Agreement with Invitrogen pursuant to which a wholly-owned subsidiary of Invitrogen will merge with and into Sentigen and Sentigen, as the surviving corporation, will become a wholly-owned subsidiary of Invitrogen. In connection with the merger, Invitrogen has agreed to allow Sentigen to contribute its olfaction intellectual property to a wholly-owned subsidiary, SentiSearch, and to distribute the shares of SentiSearch to our stockholders on a pro rata basis. This will give us an opportunity to further develop the olfaction intellectual property for the benefit of our stockholders.

Q:	How many shares of SentiSearch common stock will I receive?

A:	You will receive one share of SentiSearch common stock for every share of Sentigen common stock you hold as of the close of business on the record date. For example, if you own one hundred Sentigen shares, you will receive one hundred SentiSearch shares. We estimate that Sentigen will distribute 7,694,542 shares of SentiSearch common stock, based on the number of shares of Sentigen common stock outstanding on November 20, 2006, the record date. The shares to be distributed will constitute all of the outstanding shares of SentiSearch common stock immediately after the distribution.

Q:	Should I send in my Sentigen stock certificates for exchange?

A:	No. Holders of Sentigen common stock should not send stock certificates to Sentigen, SentiSearch or the distribution agent. See “The Distribution — Manner of Effecting the Distribution” later in this Information Statement.

Q:	What do I have to do to receive my SentiSearch shares?

A:	Nothing. Your SentiSearch shares will either be represented by a physical stock certificate that SentiSearch’s transfer agent will send to you shortly after November 30, 2006 or credited to your account with your broker or nominee on or about November 30, 2006.

Q:	Will the distribution change the number of shares I own in Sentigen?

A:	No. The distribution will not change the number of shares of Sentigen common stock owned by Sentigen stockholders. Immediately after the distribution, each Sentigen stockholder will continue to own the same proportionate interest in Sentigen that such stockholder owned immediately prior to the distribution and will directly own the same proportionate interest in SentiSearch. However, stockholders will own their interest in these businesses through ownership of stock in each of two independent companies, Sentigen and SentiSearch.

Q:	Will Sentigen retain any ownership interest in SentiSearch after the distribution?

A:	No. Sentigen will not own any shares of SentiSearch common stock after the distribution, and SentiSearch will not own any shares of Sentigen common stock after the distribution.

Q:	Will there be any ongoing relationships between the SentiSearch and Sentigen following the distribution?

A:	It is not expected that there will be a significant ongoing relationship between us and Sentigen following the distribution. Any additional arrangements will be negotiated on an arm’s length basis and will be pursuant to customary terms and conditions, including pricing terms.

Q:	Will SentiSearch common stock be publicly traded?

A:	We intend to have our shares approved for trading on the OTC Bulletin Board under the symbol “ ”. There is currently not a public market for our common stock and we cannot assure you that an active trading market will develop for SentiSearch common stock. Prior to the completion of the merger with Invitrogen, Sentigen’s common stock will continue to be traded on The Nasdaq Capital Market under the symbol “SGHL.”

Q:	Will the distribution affect the trading price of my Sentigen common stock?

A:	As Invitrogen has agreed to pay $3.37 per share of Sentigen common stock in connection with the merger, we do not expect the trading price of Sentigen common stock to be effected by the distribution. See “The Distribution — Trading of the Shares of SentiSearch Common Stock” later in this Information Statement.

Q:	When will the distribution become effective?

A:	The distribution is expected to be effective as of 11:59 p.m., New York City time on November 30, 2006.

Q:	Will I be taxed on the distribution?

A:	The spin-off will be a taxable transaction and you may recognize income on the receipt of the shares of SentiSearch. See “The Distribution — Material United States Federal Income Tax Consequences” later in this Information Statement.

Q:	Where can I get more information?

A:	If you have any questions relating to the mechanics of the distribution and the delivery of stock certificates, you can contact the distribution agent at the following address and telephone number: American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, New York 10038 Tel: 1-800-937-5449.

Summary of Historical Financial Data

The following selected statements of operations data for the years ended December 31, 2005 and 2004 and the periods April 10, 2000 to October 11, 2006, January 1, 2006 to October 2, 2006, and October 3, 2006 to October 11, 2006 and selected balance sheets data as of December 31, 2005 and 2004, October 2, 2006 and October 11, 2006 have been derived from our audited financial statements and accompanying notes that are included elsewhere in this Schedule 14C. The information set forth below should be read in conjunction with “Management’s Discussion and Analysis or Plan of Operation” and the audited financial statements and notes thereof appearing elsewhere in this report. The summary financial data presented below may not be indicative of our future performance as an independent company.

	December 31,	December 31,	October 2,	October 11,
	2004	2005	2006	2006

BALANCE SHEET DATA:
Working capital (deficiency)	$(680,635)	$(715,586)	$(861,834)	$115,487

Total assets	317,515	291,596	117,097	366,305

Total liabilities	680,635	715,586	861,834	134,513

Stockholder’s (deficiency) equity	$(363,120)	$(423,990)	$(744,737)	$231,792

	For the Period
	April 10, 2000				For the Period
	(Commencement				October 3, 2006
	of Predecessor	For the Year	For the Year	For the Period	(Date of
	Business) to	Ended	Ended	January 1, 2006	Inception) to
	October 11,	December 31,	December 31,	to October 2,	October 11,
	2006	2004	2005	2006	2006

STATEMENT OF OPERATIONS DATA:
Revenues	$—	$—	$—	$—	$—
Direct costs	—	—	—	—	—

Income after direct costs	—	—	—	—	—
Operating expenses
General and administrative	443,222	83,250	34,951	146,248	22,013
Amortization	324,320	25,919	25,919	174,499	792

Net loss	$767,542	$109,169	$60,870	$320,747	$22,805

Basic and diluted loss per share					$0.003
Weighted average shares outstanding — basic and dilutive					7,694,542

Summary of the Distribution

Please see “The Distribution” later in this Information Statement for a more detailed description of the matters described below.

Distributing Company	Sentigen Holding Corp., a Delaware corporation.

Distributed Company	SentiSearch, Inc., a Delaware corporation.

Distribution Ratio	One share of common stock of SentiSearch, $.0001 par value per share, for every one share of common stock of Sentigen, $.01 par value per share, held of record as of the record date for the distribution.

Securities to be Distributed	Based on 7,694,542 shares of common stock outstanding
on November 20, 2006, excluding treasury stock and assuming no exercise of outstanding Sentigen stock options, approximately 7,694,542 shares of SentiSearch common stock will be distributed. These shares will be of one class with identical voting rights. The SentiSearch common stock to be distributed will constitute all of the outstanding SentiSearch common stock immediately following the distribution. Sentigen stockholders will not be required to pay for the shares of SentiSearch common stock to be received in the distribution or to surrender or exchange shares of Sentigen common stock or to take any other action in connection with the distribution.

Record Date	November 20, 2006.

Distribution Date	November 30, 2006.

Mailing Date	On or about November , 2006.

Distribution Agent	American Stock Transfer & Trust Company will act as the distribution agent for the distribution. Stockholders of Sentigen with questions concerning procedural issues related to the distribution may call the distribution agent at 1-800-937-5449.

Reasons for the Distribution	The distribution is intended to separate the olfaction intellectual property assets from the other businesses of Sentigen which Invitrogen has agreed to acquire. See “The Distribution — Reasons for the Distribution” later in this Information Statement.

Conditions to the Distribution	The distribution is conditioned upon certain events, including the consummation of the merger between Sentigen and Invitrogen, the absence of any order, injunction, decree or any other legal restraint or prohibition preventing the distribution. See “The Distribution — Conditions Precedent to the Distribution” later in this Information Statement. The board of directors of Sentigen has reserved the right to waive all of the conditions to the distribution.

U.S. Federal Income Tax Consequences of the Distribution	The spin-off will be a taxable transaction and you may recognize income on the receipt of the shares of SentiSearch. See “The Distribution — Material United States Federal Income Tax Consequences” later in this Information Statement.

Dividend Policy	We do not currently anticipate that we will pay a dividend in the foreseeable future. Our dividend policy will be established by our board of directors from time to time based on the results of our operations and financial condition and other business considerations our board of directors considers relevant. See “Dividend Policy” later in this Information Statement.

Trading Market	There is not currently a public market for our common stock. We cannot predict the trading prices for our common stock. We intend to have our shares approved for trading on the OTC Bulletin Board under the symbol “ ”. See “Risk Factors — Risks Relating to Our Common Stock” later in this Information Statement and “The Distribution — Trading of the Shares of SentiSearch Common Stock” later in this Information Statement.

Relationship Between Sentigen and SentiSearch	Sentigen will have no stock ownership in SentiSearch after completion of the distribution. It is not expected that there will be a significant ongoing relationship between us and Sentigen following the distribution. Any additional arrangements will be negotiated on an arm’s length basis and will be pursuant to customary terms and conditions, including pricing terms.

Risk Factors	The distribution and ownership of our common stock involve various risks. You should carefully consider the matters discussed under “Risk Factors” later in this Information Statement.

RISK FACTORS

You should carefully consider and evaluate all of the information set forth in this Information Statement, including the risk factors listed below. Some of the following risks relate principally to our separation from Sentigen and ownership of our common stock. Other risks relate principally to our business. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

If any of the following risks or uncertainties develops into actual events, our business, financial condition or results of operations, and the value of your holdings in our common stock, could be materially adversely affected. Neither we nor Sentigen makes, nor is any other person authorized to make, any representation as to the future market value of our common stock.

Risks Relating to our Business

We are a development stage company and presently have no products available for commercialization and no revenues from the sale of products and do not expect to be profitable in the foreseeable future.

We are considered a development stage company and presently do not have any products available for commercialization and there is no guarantee that any products will be developed in the future. Any products that are developed by us, if at all, may not be commercially viable or profitable and may require the approval of regulatory authorities prior to their sale. In addition, we will need to develop manufacturing and marketing capabilities or make arrangements with third parties to manufacture, distribute and sell our products for commercial use. We do not currently have any arrangements for manufacturing or marketing products on a commercial basis. As a result of the lack of products available for commercialization, we have not generated any revenues from the sale or commercialization of products and do not expect to be profitable in the foreseeable future. We may never have significant revenue.

At October 11, 2006, we had nominal operations and total assets of $366,305, consisting primarily of cash and cash equivalents. Our future operating results depend on many factors, including, but not limited to demand for our intellectual property and the level of competition. Our status as a development stage company may have an adverse effect on our business.

We rely on third parties for the development of any technology relating to our olfaction intellectual property and thus, indirectly our commercialization of any products.

We do not have the resources, including the financial or personnel resources, to develop products directly and rely on third parties for the research and development of products relating to our olfaction intellectual property. Additionally, we do not have the right to control the level of research activity such third parties are conducting or the resources devoted to these efforts. If such third parties fail to devote the time and attention necessary for the research and development of products relating to our olfaction intellectual property it may result in the failure of commercially viable products to be developed. If no products are developed for our commercialization it would significantly harm our business, financial condition and results of operations.

We depend on our board of directors and the loss of any of their services could harm our business.

We currently do not have any employees. We place substantial reliance upon the efforts and abilities of our executive officer, presently Joseph K. Pagano, and board of directors, presently Joseph K. Pagano, Frederick R. Adler and Thomas J. Livelli, each of whom has agreed initially to perform in such capacity at no cost to our company (other than for reimbursement of out of pocket expenses actually incurred). The loss of the services of any of these individuals currently providing services to us, or their insistence on being paid for any such services, could have a material adverse effect on our business operations or prospects. We do not expect to be able to pay for the services of any employees or management personnel at any time in the near future.

Failure to receive grants to continue our research and development could harm our business.

If we do not receive grants from foundations or other sources of financing for our research and development we will lack funds to continue our research and development and may be forced to discontinue our research and development. We cannot assure you that we will receive any research and development grants.

Intellectual property rights may not provide adequate protection, which may permit third parties to compete against us more effectively.

We rely upon patent applications and confidentiality agreements to protect our technology. Our pending patent applications may not issue as patents or, if issued, may not issue in a form that will be advantageous to us. Any patents we have obtained or will obtain in the future might be invalidated or circumvented by third parties. If any challenges are successful, competitors might be able to market products using our intellectual property that are substantially similar to ours. We may not be able to prevent the unauthorized disclosure or use of our technical knowledge or other intellectual property by consultants or former or current employees of ours or Sentigen, despite the existence generally of confidentiality agreements and other contractual restrictions. Monitoring unauthorized use and disclosure of our intellectual property is difficult, and we do not know whether the steps we have taken to protect our intellectual property will be adequate. In addition, the laws of many foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States. To the extent that our intellectual property protection is inadequate, we are exposed to a greater risk of direct competition. If our intellectual property is not adequately protected against competitors’ products and methods, our competitive position could be adversely affected, as could our business.

We are vulnerable to intellectual property infringement claims brought against us by others and we may not have sufficient protection for our own intellectual property.

Successful intellectual property infringement claims against us could result in monetary liability or a material disruption in the conduct of our business. We cannot be certain that our intellectual property does not or will not infringe valid patents or other intellectual property rights held by third parties. If we were found to have infringed the intellectual property rights of a third party, we could be liable to that party for license fees, royalty payments, profits or damages, and the owner of the intellectual property might be able to prevent us from using such intellectual property in the future. If the amounts of these payments were significant or we were prevented from incorporating certain intellectual property into our products, our business could be significantly harmed.

We may incur substantial expenses in defending against these third party infringement claims, regardless of their merit. As a result, due to the expense required to defend against any claim and the potential liability associated with any lawsuit, any significant litigation could significantly harm our business, financial condition and results of operations.

We face competition in the market for the commercialization of any products we may develop or are developed for our benefit.

We have very limited resources and may not be able to successfully commercialize any products we develop or which may be developed on our behalf. We face competition primarily from universities who are conducting the leading research and patent applications pertaining to areas relevant to olfaction technology. These competitors have greater financial, management, technological, research and development, sale, marketing and other resources than we do. In addition to competing with universities and other research institutions in the development and commercialization of products, we may compete with other companies in acquiring rights to products or technologies from such universities or other research institutions.

Risks Relating to Our Separation From Sentigen

We have no history of operating as an independent company upon which you can evaluate us.

SentiSearch’s management and board of directors has not operated our company as a public, stand-alone company. Our ability to satisfy our obligations and establish profitability will be solely dependent upon the future performance of the assets we own, and we will not be able to rely upon the financial and other resources and cash flows of those business lines remaining with Sentigen. Since we do not have an operating history as a separate entity, it will be difficult for anyone to accurately forecast our future revenues and other operating results, and we cannot assure you that we will be able to satisfy our obligations and establish profitability.

Our historical financial information may not be representative of our results as a separate company.

The financial statements included in this Information Statement differ from the results of operations, financial condition and cash flows that would have been achieved had SentiSearch been operated independently during the periods and as of the dates presented. Prior to the distribution, our businesses were operated by Sentigen as part of its broader corporate organization rather than as a stand-alone company. Historically, Sentigen performed certain corporate functions for us. Following the distribution, it is not expected that Sentigen generally will provide assistance to us.

Our historical financial statements do not reflect any employee costs as our business was inactive other than with respect to the incurrence of legal fees related to patent applications and amortizing certain license costs. We may incur corporate administrative costs for these functions that are higher than the amounts reflected in our historical financial statements.

Following the distribution, we will be responsible for the additional costs associated with being an independent public company, including costs related to corporate governance, quoted securities and investor relations issues. Therefore, you should not make any assumptions regarding our future performance based on the financial statements included in this Information Statement.

Following the spin-off, we may not be able to obtain necessary financing.

At October 11, 2006, we had working capital of $115,487. Due in part to our limited assets, shareholder equity, operating history, and expected financial results, we may not be able to secure adequate financing on desirable terms or at all. Historically, all of our financing was done by Sentigen at the parent level. Sentigen was able to use its overall balance sheet to finance our operations. After the spin-off, we will have to raise financing on a stand-alone basis without reference to or reliance on Sentigen’s financial condition; we will have less financial and other resources than Sentigen had historically.

We may be unable to make the changes necessary to operate as an independent entity and may incur greater costs.

Historically, we have been part of a consolidated entity, and we have relied on the results of operations, assets and cash flow of Sentigen’s other businesses. Following the spin-off, Sentigen will have no obligation to provide financial, operational or organizational assistance to us. We may not be able to implement successfully the changes necessary to operate independently.

The distribution agreement that we have entered into in connection with the spin-off provides that our relationship with Sentigen will be different from what it has historically been. These differences may have a detrimental effect on our results of operations or financial condition.

You may be subject to an increased tax upon receipt of your shares of SentiSearch common stock in the event the Internal Revenue Service disagrees with Sentigen’s valuation of the SentiSearch common stock.

Chartered Capital Advisors, Inc., an independent third party, has valued our assets at between $120,000 and $190,000. In the event the Internal Revenue Service determines that the value of the SentiSearch common stock is greater than the value which is reported by Sentigen to its stockholders on the basis of the report prepared by Chartered Capital Advisors, Inc., you may be subject to an increased tax as a result of the receipt of your shares of SentiSearch common stock.

Risks Relating to Our Common Stock

Our common stock has no prior public market and it is not possible to predict whether a trading market for our common stock will develop to provide you with adequate liquidity.

There is not currently a public market for our common stock. We intend to have our shares approved for trading on the OTC Bulletin Board under the symbol “          ”. We cannot assure you that an active trading market will develop for our common stock. If an active trading market does not develop, you may have difficulty selling your shares of common stock or receiving a price when you sell your shares of common stock that will be favorable.

We cannot predict the prices at which our common stock may trade after the spin-off.

The trading price of our common stock could be subject to significant fluctuations in response to certain factors, such as variations between our anticipated and actual results of operations, our ability to receive grants to fund our research and development, the operating results of other companies in our industry, changes in conditions affecting the economy generally, including incidents of terrorism, analyst reports, general trends in the industries and sales of common stock by insiders, as well as other factors unrelated to our operating results.

In particular, the realization of any of the risks described in these “Risk Factors” could have a significant and adverse impact on the market price of our common stock. In addition, the stock market in general has experienced extreme price and volume volatility that has often been unrelated to the operating performance of particular companies. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in our industry. The changes frequently appear to occur without regard to the operating performance of these companies. The price of our common stock could fluctuate based upon factors that have little or nothing to do with our company, and these fluctuations could materially reduce our stock price. We cannot provide any assurance as to the prices at which trading in our common stock will occur. See “The Distribution — Trading of the Shares of SentiSearch Common Stock.”

Our common stock is expected to be subject to penny stock regulation that may affect the liquidity for our common stock.

Our common stock is expected to be subject to regulations of the Securities and Exchange Commission relating to the market for penny stocks. These regulations generally require that a disclosure schedule explaining the penny stock market and the risks associated therewith be delivered to purchasers of penny stocks and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. The regulations applicable to penny stocks may severely affect the market liquidity for our common stock and could limit your ability to sell your securities in the secondary market.

We intend to have our securities quoted on the OTC Bulletin Board, which will limit the liquidity and price of our securities more than if our securities were quoted or listed on The Nasdaq Stock Market or a national securities exchange.

We expect that our common stock will be traded in the over-the-counter market. We intend that it will be approved to be quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities sponsored and operated by the National Association of Securities Dealers, Inc. (“NASD”), but not listed on The Nasdaq Stock Market (“Nasdaq”). Quotation of our common stock on the OTC Bulletin Board will limit the liquidity and price of our common stock more than if our common stock was quoted or listed on Nasdaq or a national securities exchange. Trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on Nasdaq or a national securities exchange. Lack of liquidity will limit the price at which you may be able to sell our securities or your ability to sell our securities at all.

Substantial sales of our stock may occur after the distribution, causing an adverse impact on the trading price of our stock.

Based on the number of shares of Sentigen common stock outstanding on November 20, 2006, Sentigen will distribute to its stockholders a total of approximately 7,694,542 shares of our common stock. Under the United States federal securities laws, almost all of these shares may be resold immediately in the public market, except for shares of our common stock held by our affiliates. Following the spin-off, shares of our common stock will represent an investment in a smaller company with its sole assets being olfaction intellectual property. We cannot predict whether stockholders will resell large amounts of our common stock in the public market following the distribution or how quickly they may resell those shares. Any sales of substantial amounts of our common stock could have a material adverse effect on the trading price of our common stock.

We currently do not intend to pay dividends on our common stock.

We do not expect to pay dividends on our common stock in the foreseeable future. Accordingly, if you receive shares of our common stock in the spin-off, the price of our common stock must appreciate in order to realize a gain on your investment. This appreciation may not occur.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Information Statement contains “forward-looking statements,” as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on our current expectations, assumptions, estimates and projections about our company and our industry. The forward-looking statements are subject to various risks and uncertainties. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “should,” and similar expressions. We caution you that reliance on any forward-looking statement involves risks and uncertainties, and that although we believe that the assumptions on which our forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and, as a result, the forward-looking statements based on those assumptions could be incorrect. In light of these and other uncertainties, you should not conclude that we will necessarily achieve any plans and objectives or projected financial results referred to in any of the forward-looking statements. Except as required by law, we undertake no obligation to publicly revise our forward-looking statements to reflect future events or circumstances.

DIVIDEND POLICY

We do not expect to pay a dividend in the foreseeable future. Our dividend policy will be established by our board of directors from time to time based on our results of operations and financial condition and such other business considerations and on the circumstances then in existence as the board considers relevant.

THE DISTRIBUTION

Reasons for the Distribution

Sentigen’s board of directors decided to pursue the distribution primarily for the following reasons:

•	Invitrogen attributed no value to the olfaction intellectual property assets and agreed to relinquish them without reducing the cash consideration paid in the merger;

•	By retaining the olfaction intellectual property assets, it avoids the possibility of the technology being warehoused by Invitrogen without any further development; and

•	Sentigen’s stockholders would be able to preserve any upside potential from the development, licensing or sale of the olfaction technology.

Conditions Precedent to the Distribution

It is expected that the distribution of our common stock to Sentigen stockholders will be effective on or about November 30, 2006 so long as:

•	the merger of Sentigen and Invitrogen is expected to be consummated;

•	the Securities and Exchange Commission has declared effective the Registration Statement on Form 10-SB filed with it under the Securities Exchange Act of 1934, as amended, and not have issued a stop order;

•	the actions and filings with regard to state securities and blue sky laws of the United States (and any comparable laws under any foreign jurisdictions) in connection with the distribution have been taken, and, where applicable, have become effective or been accepted;

•	all material governmental approvals and consents necessary to consummate the distribution or any portion thereof have been obtained and are in full force and effect;

•	no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the distribution shall be in effect, and no other event outside the control of Sentigen shall have occurred or failed to occur that prevents the consummation of all or any portion of the distribution;

•	Sentigen’s board of directors has approved the distribution and has not determined that any events or developments have occurred that make it inadvisable to effect the distribution; and

•	the distribution agreement and each of the other agreements reasonably necessary or appropriate to consummate the distribution have been duly executed and delivered by the parties.

Distribution Agent

The distribution agent is American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, New York 10038, telephone 1-800-937-5449.

Manner of Effecting the Distribution

The general terms and conditions relating to the distribution will be set forth in the distribution agreement to be executed on or prior to the distribution date between Sentigen and us. See “Our Relationship with Sentigen after the Distribution” later in this Information Statement.

In the event that all conditions to the distribution are satisfied or waived, the distribution will be made on or about the distribution date to stockholders of record of Sentigen on the record date. Registered holders of Sentigen common stock will receive physical stock certificates. The physical stock certificates shall state the number of shares of SentiSearch common stock held by such holder and shall be mailed by our distribution agent shortly after November 30, 2006. For stockholders who own Sentigen common stock through a broker or other nominee, their shares of our common stock will be credited to their account by the broker or other nominee. After the distribution, holders may request that their shares of our common stock be transferred to a brokerage or other account at any time without charge.

Holders of Sentigen common stock will not be required to pay any cash or other consideration for the shares of our common stock received in the distribution or to surrender or exchange shares of Sentigen common stock or take any other action in order to receive our common stock, although non-U.S. holders may be subject withholding taxes. See “The Distribution — Material United States Federal Income Tax Consequences.” The distribution will not affect the number of, or the rights attaching to, the outstanding shares of Sentigen common stock.

Holders of Sentigen common stock should not send certificates to Sentigen, us or the distribution agent. Sentigen stock certificates will continue to represent shares of Sentigen common stock after the distribution in the same amount of shares shown on the certificates.

Treatment of options

Generally, any outstanding options to purchase Sentigen common stock issued under a Sentigen stock plan will remain outstanding in accordance with and subject to their terms (including terms relating to vesting and exercisability). Holders of options to purchase shares of Sentigen common stock, as such, will not be entitled to shares of SentiSearch common stock, unless such holders exercised such option prior to the record date (November 20, 2006) and held these shares of Sentigen common stock at the record date. There are no outstanding options to purchase SentiSearch common stock.

Results of the Distribution

Following the distribution, we will be a separate public company. The number and identity of the holders of our common stock immediately following the distribution will be substantially the same as the number and identity of the holders of Sentigen common stock on the record date. Immediately following the distribution we expect to have approximately 43 holders of record of our common stock and 7,694,542 shares of common stock outstanding based on the number of stockholders of record of Sentigen common stock and the number of outstanding shares of Sentigen common stock as of the close of business on November 20, 2006 and the distribution ratio of one share of our common stock for every one share of Sentigen common stock. The actual number of shares of our common stock to be distributed will be determined as of the record date.

The distribution will not affect the number of shares outstanding of Sentigen common stock or any rights of holders of Sentigen common stock.

We and Sentigen will be parties to a number of agreements that govern our spin-off from Sentigen and our future relationship. For a more detailed description of these agreements, see “Our Relationship with Sentigen after the Distribution.”

Trading of the Shares of SentiSearch Common Stock

There is no existing market for our common stock. We intend to have our shares approved for trading on the OTC Bulletin Board under the symbol “          ”. The trading prices for our common stock may fluctuate and there can be no assurance about the trading prices. Prices for our common stock will be determined in the trading markets and may be influenced by many factors, including the depth and liquidity of the market for such securities, developments affecting our business generally, the impact of the factors referred to in “Risk Factors,” investor perceptions of our company and its business, our operating results, our dividend policies and general economic and market conditions. See “Risk Factors — Risks Relating to Our Common Stock.”

Prior to the completion of the merger with Invitrogen, Sentigen common stock will continue to trade on Nasdaq under the symbol “SGHL”. We do not expect the distribution will have an effect on the trading price of Sentigen common stock as Invitrogen has agreed to pay Sentigen’s stockholders $3.37 per share in connection with the merger.

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, New York 10038, telephone: 1-800-937-5449.

Shares of our common stock distributed to Sentigen stockholders in the distribution will be freely transferable under the Securities Act of 1933, as amended (the “Securities Act”), except for shares of our common stock received by persons who may be deemed to be our affiliates. Persons who may be deemed to be our affiliates after the distribution generally include individuals or entities that control, are controlled by, or are under common control with, our company, and may include our executive officer and certain of directors or principal stockholders. Following the distribution, securities held by persons who are our affiliates will be subject to resale restrictions under the Securities Act. Our affiliates will be permitted to sell shares of our common stock only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act. As of the date of our spin-off, our executive officer and directors are expected to own 2,149,403 shares of our common stock.

Material United States Federal Income Tax Consequences

The following is a general discussion of certain material U.S. federal income tax consequences of the spin-off to holders of Sentigen common stock. We base this summary on the provisions of the Internal Revenue Code of 1986, as amended, which we refer to herein as the Code, applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis.

For purposes of this discussion, we use the term “U.S. holder” to mean:

•	a citizen or individual resident of the United States of America for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States of America or any State or the District of Columbia;

•	a trust if it (1) is subject to the primary supervision of a court within the United States of America and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source.

If a partnership holds shares of our common stock, the tax treatment of a partner will depend on the status of the partners and the activities of the partnership. If a U.S. holder is a partner in a partnership holding our common stock, the U.S. holder should consult its tax advisors. The term “non-U.S. holder” refers to any person or entity (other than a partnership) that is not a U.S. holder.

This discussion assumes that a holder hold the shares of our common stock as a capital asset within the meaning of Section 1221 of the Code. It does not address all aspects of U.S. federal income tax laws that may be relevant to you in light of your personal investment circumstances, nor does it address your tax consequences if you are subject to special treatment under U.S. federal income tax laws (including, for example, persons who elect to treat dividends on, or gains from a disposition of, stock as investment income for purposes of the limitation on the investment interest deduction; partnerships or other pass-through entities; U.S. holders subject to the alternative minimum tax; persons who have a functional currency other than the U.S. dollar; mutual funds, banks, insurance companies, tax-exempt organizations, financial institutions, dealers and certain traders in securities; persons who hold stock as part of a straddle, hedging, constructive sale, or conversion transaction; certain former citizens or former long-term residents of the United States, controlled foreign corporations or passive foreign investment companies and stockholders who acquired their shares of our common stock through the exercise of employee stock options or other compensation arrangements). In addition, the discussion does not address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax that may apply to holders. Holders are urged to consult their own tax advisors to determine the particular tax consequences, including the application and effect of any state, local or foreign income and other tax laws, of the spin-off to that holder.

The Spin-Off

U.S. Holders

Each U.S. holder that receives shares of SentiSearch will be treated as if such non-U.S. holder received a taxable distribution equal to the full value of the SentiSearch shares received, which would be taxed (i) as a dividend to the extent of the non-U.S. holder’s pro rata share of our current and accumulated earnings and profits, then (ii) as a non-taxable return of capital to the extent of the U.S. holder’s tax basis in its Sentigen common stock, and finally (iii) as capital gain with respect to the remaining value. U.S. holders that are individuals are subject to a maximum tax rate on dividends equal to 15%, which corresponds to the maximum tax rate for long-term capital gains; however, certain holding period requirements and other limitations may apply. U.S. holders that are corporations may be eligible for a dividend-received deduction in respect of the portion of the distribution taxed as a dividend. To the extent the distribution is taxed as a non-taxable return of capital such distribution will reduce a holder’s basis in such holder’s shares of Sentigen. Each U.S. holder’s basis in the shares of SentiSearch will be equal to the fair market value of such shares at the time of the spin-off.

Non-U.S. Holders

Each non-U.S. holder that receives shares of SentiSearch will be treated as if such U.S. holder received a taxable distribution equal to the full value of the SentiSearch shares received, which would be taxed (i) as a dividend to the extent of the U.S. holder’s pro rata share of our current and accumulated earnings and profits, then (ii) as a non-taxable return of capital to the extent of the non-U.S. holder’s tax basis in its Sentigen common stock, and finally (iii) as capital gain with respect to the remaining value. The portion of the distribution of SentiSearch shares treated as a dividend and paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, where a tax treaty applies, are attributable to a U.S. permanent establishment of the non-U.S. holder) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. To the extent the distribution is taxed as a non-taxable return of capital such distribution will reduce a holder’s basis in such holder’s shares of Sentigen. A non-U.S. holder generally will not be subject to United States federal income tax on the portion of the distribution of SentiSearch shares treated as capital gain unless the gain is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business (in which case the special rules described above apply) or such non-U.S. holder is an individual present in the United States for 183 or more days in the taxable year of the distribution and certain other conditions apply.

A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate for dividends will be required to complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is eligible for benefits under the applicable treaty. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals. In addition, Treasury regulations provide special procedures for payments of dividends through certain intermediaries.

A non-U.S. holder eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Information Reporting and Backup Withholding

U.S. Holders

A U.S. holder of Sentigen common stock may be subject to information reporting with respect to the distribution of SentiSearch stock unless the U.S. holder is a corporation or other exempt recipient. Backup withholding will also apply (currently at a rate of 28%) with respect to the distribution of SentiSearch stock received unless the U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, provided that the U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner. In addition, U.S. holders will receive information necessary to report their receipt of SentiSearch shares pursuant to the spin-off on their federal, state and local income tax returns.

Non-U.S. Holders

For non-U.S. holders, information reporting and, depending on the circumstances, backup withholding (currently at a rate of 28%) will apply to the SentiSearch shares received in the spin-off, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code) or such owner otherwise establishes an exemption. Copies of these information returns may also be made available, under the provisions of a specific treaty or agreement, to the tax authorities of the country in which the non-U.S. holder resides. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that the non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner. Non-U.S. holders should consult their tax advisors regarding the imposition of backup withholding and information reporting with respect to the distribution of SentiSearch shares pursuant to the spin-off.

Reasons for furnishing this Information Statement

This Information Statement is being furnished solely to provide information to Sentigen stockholders who will receive shares of our common stock in the distribution as required by applicable law. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any securities of Sentigen or of us. Shares of SentiSearch common stock are being distributed to stockholders of record of Sentigen on the record date, without the need for any payment of further consideration for these SentiSearch shares. The information contained in this Information Statement is believed by Sentigen and by us to be accurate as of the date set forth on its cover. Changes may occur after that date, and neither Sentigen nor we will update the information except in the normal course of its or our public disclosure practices.

OUR RELATIONSHIP WITH SENTIGEN AFTER THE DISTRIBUTION

We have provided below a summary description of the distribution agreement between Sentigen and us and other key agreements that relate to our separation from Sentigen. We may enter into additional or modified agreements, arrangements and transactions with Sentigen before or after the distribution, which we will attempt to negotiate at arm’s length as well.

Overview

Immediately before the distribution, we are wholly-owned by Sentigen. Our results of operations for time periods before the distribution have been and will be included in the consolidated financial results of Sentigen. Following the distribution, Sentigen will not have any ownership interest in us.

We have entered into agreements with Sentigen to define our ongoing relationship after the distribution and to provide for an orderly transition to our status as a separate, independent company. We believe that the terms of these agreements are similar to terms that would be achieved through arm’s length negotiations with third parties.

Distribution Agreement

On October 10, 2006, we entered into a distribution agreement with Sentigen in connection with the distribution. This agreement, as discussed in greater detail below:

•	provides for the principal corporate transactions to be effected in connection with the distribution; and

•	provides for other matters relating to our relationship with Sentigen, and our rights and obligations and the rights and obligations of Sentigen, following the distribution.

Conditions to the Distribution

The distribution agreement provides that the following conditions must be satisfied or waived before or as of the date of the distribution for the distribution to occur:

•	the Securities and Exchange Commission has declared effective the Form 10-SB to be filed with it under the Securities Exchange Act of 1934, as amended, and not have issued a stop order;

•	the actions and filings with regard to state securities and blue sky laws of the United States (and any comparable laws under any foreign jurisdictions) in connection with the transactions contemplated by the distribution agreement have been taken, and, where applicable, have become effective or been accepted;

•	all material governmental approvals and consents necessary to consummate the distribution or any portion thereof have been obtained and are in full force and effect;

•	no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the distribution shall be in effect, and no other event outside the control of Sentigen shall have occurred or failed to occur that prevents the consummation of all or any portion of the distribution;

•	Sentigen’s board of directors has approved the distribution and has not determined that any events or developments have occurred that make it inadvisable to effect the distribution; and

•	the distribution agreement and each of the other agreements reasonably necessary or appropriate to consummate the distribution have been duly executed and delivered by the parties.

Access To Information

Under the distribution agreement, each party will arrange for the mutual sharing of information in order to comply with reporting, filing, audit or tax requirements, for use in its judicial proceedings and in order to comply with each company’s respective obligations after completing the distribution.

Transaction Expenses

Sentigen will generally be responsible for all transaction expenses, up to $250,000 (which has been provided by the contribution of $250,000 to SentiSearch), relating to the distribution incurred by Sentigen, its subsidiaries and us.

Termination

Sentigen’s board of directors may abandon the distribution and terminate the distribution agreement at any time before the distribution.

Covenant Not to Sue

We have agreed that we will not assert any claims or rights by commencing, or causing to be commenced, any action or proceeding against Invitrogen or any of its affiliates that alleges infringement, contributory infringement, inducement to infringe, misappropriation or unlawful use by Invitrogen or its affiliates under the olfaction intellectual property assets based on any conduct of Sentigen’s non-olfaction business being acquired by Invitrogen in the merger in a manner identical to that conducted by Sentigen prior to the merger (excluding the application or usage of any proprietary rights of Sentigen on any olfactory receptor or receptors).

Contribution Agreement

On October 10, 2006, we entered into a contribution agreement with Sentigen pursuant to which Sentigen has transferred to us all of its olfaction intellectual property. The olfaction intellectual property assets primarily consist of the Columbia License, and certain patent applications titled “Nucleic Acids and Proteins of Insect or 83b odorant receptor genes and uses thereof.”

Selected Historical Financial Data

The following selected statements of operations data for the years ended December 31, 2005 and 2004 and the periods April 10, 2000 to October 11, 2006, January 1, 2006 to October 2, 2006, and October 3, 2006 to October 11, 2006 and selected balance sheets data as of December 31, 2005 and 2004, October 2, 2006 and October 11, 2006 have been derived from our audited financial statements and accompanying notes that are included elsewhere in this Schedule 14C. The information set forth below should be read in conjunction with “Management’s Discussion and Analysis or Plan of Operation” and the audited financial statements and notes thereof appearing elsewhere in this report. The summary financial data presented below may not be indicative of our future performance as an independent company.

	December 31,	December 31,	October 2,	October 11,
	2004	2005	2006	2006

BALANCE SHEET DATA:
Working capital (deficiency)	$(680,635)	$(715,586)	$(861,834)	$115,487

Total assets	317,515	291,596	117,097	366,305

Total liabilities	680,635	715,586	861,834	134,513

Stockholder’s (deficiency) equity	$(363,120)	$(423,990)	$(744,737)	$231,792

	For the Period
	April 10, 2000				For the Period
	(Commencement				October 3, 2006
	of Predecessor	For the Year	For the Year	For the Period	(Date of
	Business) to	Ended	Ended	January 1, 2006	Inception) to
	October 11,	December 31,	December 31,	to October 2,	October 11,
	2006	2004	2005	2006	2006

STATEMENT OF OPERATIONS DATA:
Revenues	$—	$—	$—	$—	$—
Direct costs	—	—	—	—	—

Income after direct costs	—	—	—	—	—
Operating expenses
General and administrative	443,222	83,250	34,951	146,248	22,013
Amortization	324,320	25,919	25,919	174,499	792

Net loss	$767,542	$109,169	$60,870	$320,747	$22,805

Basic and diluted loss per share					$0.003
Weighted average shares outstanding — basic and dilutive					7,694,542

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

You should read the following discussion in conjunction with the combined financial statements and the notes thereto included later in this Information Statement. This Management’s Discussion and Analysis or Plan of Operation contains forward looking statements. Please see “Forward Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements.

Management Overview

We are currently a wholly-owned subsidiary of Sentigen. Sentigen and its subsidiary, Sentigen Biosciences, Inc. (“Sentigen Biosciences”) previously owned all right and title to the olfaction intellectual property assets. On September 1, 2006, in anticipation of its proposed merger with Invitrogen, Sentigen announced its intention to separate its olfaction intellectual property assets from the businesses expected to be acquired by Invitrogen. This separation will be accomplished through a spin-off in which Sentigen will distribute 100% of its ownership interest in SentiSearch to its stockholders on or about November 30, 2006. We have entered into agreements with Sentigen providing for the contribution of the olfaction intellectual property assets to us and the distribution of our shares. We are a Delaware corporation that was incorporated on October 3, 2006 to hold the olfaction intellectual property assets of Sentigen and its subsidiaries. Our principal executive offices are located at 1329 Plaza Pacifica, Santa Barbara, California 93108.

While we believe our technology capabilities in the olfaction area are substantial, up to this point, we have incurred substantial operating losses. Although we have an exclusive license agreement with Columbia, no patents have yet been issued, nor can any assurance be given that our patent applications will be successful. We intend to continually review the commercial validity of our olfaction technology in order to make the appropriate decisions as to the best way to allocate our limited resources.

Critical Accounting Policies and Use of Estimates

The Securities and Exchange Commission defines critical accounting policies as those that are, in management’s view, important to the portrayal of our financial condition and results of operations and demanding of management’s judgment. Our critical accounting policies include:

Impairment of intangibles.  Our intangible assets consist of license costs of $116,305 as of October 11, 2006, and are the result of the Columbia License. The value of the license reflects the closing share price of our common stock on April 10, 2000 (the closing date of the Columbia License) multiplied by the 75,000 shares of Sentigen common stock issued to Columbia University less accumulated amortization. The value of the license is subject to an amortization period of 10 years. Management reviews the value of the license for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be fully recoverable. A review for impairment was conducted by an outside firm that concluded the fair market value of the olfaction technology was between $120,000 and $190,000 as of August 2006. The license is considered to be impaired when the carrying value exceeds the calculation of the undiscounted net future cash inflows or fair market value. An impairment loss of $122,996 was recognized as amortization expense in August 2006. We believe no further impairment loss is necessary as of October 11, 2006.

Off-Balance-Sheet Arrangements

As of October 11, 2006, we did not have any off-balance-sheet arrangements, as defined in Item 303(c) of Regulation S-B.

Results of Operations

The Company is a development stage company as defined in Financial Accounting Standard Board (“FASB”) Statement No. 7, Accounting and Reporting by Development Stage Enterprises.” Our planned principal operations have not yet commenced and the Company has no employees. We intend to establish a new business. The Company has not generated any revenues from operations and has no assurance of any future revenues. All losses accumulated since commencement of our business have been considered as part of the Company’s development stage activities.

For all periods presented in this Information Statement, our business was operated within Sentigen as part of its broader corporate organization rather than as a stand-alone company. Historically, Sentigen performed certain corporate functions for us. Our historical financial statements included herein do not reflect the expense of certain corporate functions we would need to perform if we were not a wholly-owned subsidiary. Following the distribution, Sentigen will not provide assistance to us and we will be responsible for the additional costs associated with being an independent public company, including costs related to corporate governance, quoted securities and investor relations issues. Therefore, you should not make any assumptions regarding our future performance based on the financial statements.

While we believe our technology capabilities in the olfaction area are substantial, up to this point, we have incurred substantial operating losses. Although we have an exclusive license agreement with Columbia, no patents have yet been issued, nor can any assurance be given that our patent applications will be successful. We intend to continually review the commercial validity of our olfaction technology in order to make the appropriate decisions as to the best way to allocate our limited resources.

Our financial statements were prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities. We believe that our financial resources will be sufficient to fund operations and capital requirements for at least the next 12 months. We will need substantial amounts of additional financing to commercialize the research programs undertaken by us, which financing may not be available on favorable terms, or at all. Our ability to obtain financing and realize revenue depends upon the status of future business prospects, as well as conditions prevailing in the capital markets. These factors, among others, raise doubt about our ability to continue as a going concern should we be unable to realize revenues from our olfaction technology or raise additional funds in the future.

Revenues.  We have not yet realized any revenues from our olfaction intellectual property.

Operating Expenses.  General and administrative costs include professional audit fees and legal fees incurred in processing patent applications and the formation of SentiSearch. For the period April 10, 2000 (Commencement of Predecessor Business) to October 11, 2006, we incurred (i) $246,453 of legal expenses which were chargeable to us under our exclusive license agreement with Columbia, which is payable by Sentigen Biosciences, within 30 days of the merger with Invitrogen (ii) $62,256 of legal fees in processing patent applications, (iii) $9,000 of professional auditing fees, and (iv) $125,513 of professional legal fees associated with the formation of SentiSearch.

Amortization expense includes the amortization of our license costs. For the period April 10, 2000 (Commencement of Predecessor Business) to October 11, 2006, amortization expense was $324,320. The original value of the license of $440,625 reflects the closing share price of Sentigen’s common stock on April 10, 2000. The value of the license, net of amortization as of October 11, 2006 and December 31, 2005 and 2004 was $116,305, $291,596 and $317,515, respectively. The remaining licensing costs are being amortized on a straight line basis through April 2010.

With the exception of legal expenses and amortization of license costs, the olfaction business has been inactive with no employees.

Liquidity and Capital Resources

At October 11, 2006, we had $250,000 in cash and cash equivalents. Our working capital at October 11, 2006 was $115,487.

We believe that our financial resources will be sufficient to fund operations and capital requirements for at least the next 12 months. We will need additional amounts of financing to fully realize the research programs undertaken by us, which financing may not be available on favorable terms, or at all. It is possible that any such financing may be dilutive to current stockholders and the terms of any debt financings likely could contain restrictive covenants limiting our ability to do certain things, including paying dividends. Our ability to obtain financing depends upon the status of future business prospects, as well as conditions prevailing in the capital markets. We intend to continually review the commercial validity of the olfaction technology, in order to make the appropriate decisions as to the best way to allocate our limited resources.

Commitments under Debt Obligations and Leases

At October 11, 2006, we had no debt obligations.

Inflation

Periods of high inflation could have a material adverse impact on us to the extent that increased borrowing costs for floating rate debt (if any) may not be offset by increases in cash flow. There was no significant impact on our operations as a result of inflation during the years ended December 31, 2004 and 2005.

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (the “FASB”) issued SFAS No. 153, “Exchanges of Nonmonetary Assets,” an Amendment of APB Opinion No. 29, “Accounting for Nonmonetary Transactions.” SFAS No. 153 amends APB Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for fiscal periods beginning after June 15, 2005. The adoption of this statement on January 1, 2006 did not have a material effect on our financial statements.

In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies the recognition threshold and measurement of a tax position taken on a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. FIN 48 also requires expanded disclosure with respect to the uncertainty in income taxes. We do not expect the adoption of FIN 48 will have a material impact on our condensed financial condition or results of operations.

BUSINESS

We were incorporated in Delaware on October 3, 2006. On October 10, 2006 in connection with the spin-off, Sentigen contributed to SentiSearch all of its olfaction intellectual property assets. The olfaction intellectual property assets primarily consist of an exclusive license agreement with Columbia, dated April 10, 2000 (the “Columbia License”), and certain patent applications titled “Nucleic Acids and Proteins of Insect or 83b odorant receptor genes and uses thereof.” We are considered a development stage company and have a limited operating history.

The exclusive license agreement provides SentiSearch with worldwide rights to certain of Columbia’s patent applications and other rights in the areas of insect chemosensation and olfaction. The Columbia License gives SentiSearch an exclusive license to develop, manufacture, have made, import, use, sell, distribute, rent or lease (i) any product or service the development, manufacture, use, sale, distribution, rental or lease of which is covered by a claim of a patent licensed to SentiSearch under the Columbia License or (ii) any product or service that involves the know-how, confidential information and physical materials conveyed by Columbia to SentiSearch relating to the patents licensed from Columbia (collectively, the “Licensed Products/Services”). Pursuant to the Columbia License, Sentigen was required to contribute a minimum of $1,000,000 into Sentigen Biosciences by April 2001 or be involved in active negotiations to raise $1,000,000 in additional funding. Sentigen satisfied this provision through the consummation of a private placement in November 2000 in which 863,834 shares of Sentigen common stock were sold for aggregate gross proceeds of $5,183,004. The Columbia License also required that a minimum of $50,000 per six month period or $100,000 per annual period be spent on bona fide research and development of the patents and licenses subject to license from April 2002 through April 2004 or Sentigen must have been involved in active negotiation to raise $1,000,000 in additional funding. Sentigen satisfied this provision through April 2004. In consideration of the Columbia License, Columbia was issued 75,000 shares of Sentigen common stock and will receive royalties of 1% of the net sales of any Licensed Products/Services.

The term of the licenses granted under the Columbia License shall extend until the later of the date of expiration of the last to expire of the licensed patents relating to any Licensed Product/Service or ten years from the first sale of any Licensed Product/Service.

The potential uses of the olfaction intellectual property assets derived from the Columbia License consist of three families of patent applications relating to (i) odorant receptors and their uses, (ii) cloning of vertervrate pheromone receptors and their uses and (iii) genes encoding insect odorant receptors and their uses. SentiSearch believes that the applications most likely to be useful in the near future are in the area of insect control, because insects operate entirely through sense of smell and taste for feeding, mating, locating egg-laying sites and general navigation. Blocking the insect sense of smell and taste may afford a potential strategy to inhibit insect reproduction, feeding behavior, and prevent damage to humans, animals, crops and stored products. Such a technology would not require genetic modification of the plant or insect and may rely solely on compounds that are natural, non-toxic and compatible with organic farming methods. This technology has the potential to offer a high level of specificity providing for the targeting of an individual species, reduction of environmental disruption and less chance of insect resistance.

In addition to the Columbia License we have certain patent applications relating to nucleic acids and proteins of insect or 83b odorant receptor genes and their uses. These patent applications relate to the isolation of a gene that appears to be ubiquitous amongst insects. This gene has been identified in various species of insects, including many that have a profound effect on agricultural production and human health. The identification of this gene, and the protein that it expresses, may enable the development of high-throughput screening methods to discover compounds that attract insects to a particular site (and away from one where their presence is undesirable), or develop materials that are distasteful to the insects’ sense of “smell,” thereby making agricultural products, for example, undesirable to them.

We believe that our olfaction intellectual property may be of value to non-profit and commercial partners wishing to develop novel, safer and more effective means to control pest insects through molecular manipulation of insect olfaction and taste. This effort would aim to identify receptor molecules that control key aspects of insect behavior and discovering compounds that block or activate the function of these receptors and to identify new compounds that may have use in agricultural crop protection and insect-borne disease management such as agents that completely block the insect sense of smell rendering an individual or a field invisible to insects. Other potential products include new and effective insect repellants and novel potent attractants for use in insect bait stations and traps.

We believe the applications offering the greatest potential for developing products in the intermediate term are for mosquito repellant to be sold by household product companies. Other potential markets for our olfaction intellectual property include:

•	food production;

•	agricultural chemical companies;

•	organic; and

•	pharmaceutical companies.

Following the spin-off, our executive officer and board of directors intend to seek opportunities with non-profit agencies and with potential commercial partners to leverage our olfaction intellectual property for the development of control agents for biting insects, in particular, insect vectors of malaria and other diseases. If these endeavors are successful, additional capital commensurate with such an undertaking will need to be raised. In particular, additional steps will be necessary to commercialize the intellectual property assets, including:

•	obtaining research and development grants;

•	developing commercially feasible products

•	filing and obtaining additional patents;

•	entering into licensing, marketing or joint venture agreements;

•	applying the olfaction intellectual property to a commercially viable product;

•	developing and implementing a marketing plan in conjunction with a partner or licensee;

•	controlling quality and cost in the manufacturing process in conjunction with a partner or licensee;

•	selling products on a profitable basis in conjunction with a partner or licensee; and

•	structuring an agreement that will enable SentiSearch to enjoy the profits of its products.

However, there is no guarantee that commercial opportunities will arise from our efforts to develop our olfaction intellectual property. We currently do not have any research and development grant applications outstanding nor can we predict whether we will receive any research and development grants or other commercial funding in the near future. No commercially feasible products are imminently foreseeable and we are not aware of any candidates interested in entering into licensing, marketing or joint venture agreement with us upon which we would be dependent in order to commercialize our olfaction intellectual property. In order to commercialize our intellectual property assets we believe we must enter into a transaction with a party who can utilize our patent applications or feels our patent applications could not be circumvented.

Competition

We face competition primarily from universities, including Yale University and Vanderbilt University, who are conducting the leading research and patent applications pertaining to areas relevant to olfaction technology. These competitors have greater financial, management, technological, research and development, sale, marketing and other resources than we do.

Properties

SentiSearch’s principal executive offices are located at 1329 Plaza Pacifica, Santa Barbara, California 93108. However, this is the business address of Joseph K. Pagano, our Chairman and Chief Executive Officer, Secretary and Treasurer, and is currently provided to us at no cost. We have no real property assets.

Employees

SentiSearch currently does not have any employees. In the event we are able to commercialize our research and development activities, or prospects for doing so appear significant, we would expect at that time to hire employees.

Legal Proceedings

There is currently no outstanding litigation against SentiSearch or litigation initiated by SentiSearch against any third party.

Government Regulation

In the event we are able to commercialize our research and development activities and depending on the development objectives and uses of any of our potential products, we may become subject to government regulation by certain government agencies including the Food and Drug Administration and the Environmental Protection Agency. In addition, we may become subject to various other federal, state and local regulatory and licensing requirements as the same are promulgated from time to time. We will monitor and comply with any requirements which may, from time to time, become applicable to us. Failure by us to comply with any applicable requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants.

MANAGEMENT

Executive Officers and Directors

Set forth below are the names, ages and current positions of our executive officer and directors as of the distribution date. As of the distribution date SentiSearch does not have any employees, although Joseph K. Pagano has agreed to serve as our Chief Executive Officer, Secretary and Treasurer initially for no compensation.

Name	Age	Position

Joseph K. Pagano	62	Chief Executive Officer, Secretary, Treasurer and Chairman of the Board of Directors
Frederick R. Adler	81	Director
Thomas J. Livelli	53	Director

Set forth below is a brief description of the business experience of our directors listed above.

Joseph K. Pagano has served as our Chief Executive Officer, Secretary and Treasurer and as the Chairman of our Board since our formation in October, 2006 and as the Chairman of the Board of Sentigen since 1996. He served as Sentigen’s Chief Executive Officer and President from 1996 through March 21, 2006. Mr. Pagano has been a private investor for more than the past five years. Mr. Pagano has been active in venture capital for over 20 years, with investments in a wide variety of industries, including information and technology, medical equipment, biotechnology, communications, retailing and outsourcing. He was a founding investor in Ribi Immunochem, one of the earliest biotechnology companies to go public and one of the first to focus on cancer vaccines. He participated in the early round financing of Amcell Cellular Communication, which was sold to Comcast. He was a founding investor of NMR of America, the first MRI center business to go public and was also a founding shareholder and director of Office Depot, the first office warehouse to go public.

Frederick R. Adler has been a Director of SentiSearch since our formation in October, 2006 and has been a Director of Sentigen since May 1996. Mr. Adler is Managing Director of Adler & Company, a venture capital management firm he organized in 1968, and a general partner of its related investment funds. He is also a director of SIT Investments, Inc., an investment management firm located in Minneapolis, Minnesota and from 1977 to 1995 was a Trustee and member of the Finance Committee of Teachers Insurance and Annuity Association. Mr. Adler is a retired partner of the law firm of Fulbright & Jaworski L.L.P. and was previously a senior partner in the firm and of counsel to the firm. From 1982 to 1996 he was a director of Life Technologies, Inc., a significant supplier in the biotechnology area, serving at various times until January 1, 1988 as either its Chairman or its Chief Executive Officer and after 1988 as Chairman of its Executive Committee. He has been a founding investor and a director of a number of biotechnology firms including Biotechnology General (now Savient) and Synaptic. Mr. Adler is a graduate of Brooklyn College and graduated Magna Cum Laude from The Harvard Law School.

Thomas J. Livelli has been a Director of SentiSearch since our formation in October 2006 and has been a director of Sentigen since June 1998. He has been Sentigen’s President and Chief Executive Officer since March 21, 2006 and the President and Chief Executive Officer of Cell & Molecular Technologies, Inc. (“CMT”) since May 1997. He was also President of CMT’s predecessor company from 1987 until May 1997. From January 1986 until July 1997, Mr. Livelli was a laboratory manager at the Howard Hughes Medical Institute at Columbia University. Prior to 1986, Mr. Livelli worked at Merck Research Laboratories and Cistron Biotechnology, directing their respective gene expression programs. While at Cistron, Mr. Livelli was a visiting scholar at Columbia University. Mr. Livelli maintains a part-time faculty appointment at Columbia University College of Physicians & Surgeons in the Department of Neurobiology and Behavior.

Committees of the Board of Directors

We do not and, for at least the near future, will not have an audit, nominating or compensation committee because we believe that our board of directors is capable of performing the respective functions of the foregoing committees as a result of the size of SentiSearch.

Compensation of Directors

Directors will not initially be compensated for the services they provide as a director of SentiSearch other than with respect to reimbursement of out of pocket expenses actually incurred.

Compensation Committee Interlocks and Insider Participation

Our executive officer does not serve as a director or member of the compensation committee or other board committee performing equivalent functions.

Compensation of Executive Officers

SentiSearch does not currently have any employees. Joseph K. Pagano has agreed to serve as our Chief Executive Officer, Secretary and Treasurer initially for no compensation.

EXECUTIVE COMPENSATION

Summary Compensation Table

SentiSearch was formed on October 3, 2006. The following table sets forth compensation information for our executive officer based on his service with our parent company, Sentigen, as determined by reference to total annual salary and bonus during 2005. All of the information included in this table reflects compensation earned by this individual for services with Sentigen. We refer to this individual as our “named executive officer” elsewhere in this Information Statement. Our named executive officer will not initially receive any compensation for the services he provides to SentiSearch (other than for reimbursement of out of pocket expenses actually incurred).

						Long-Term Compensation
						Awards
	Annual Compensation					Restricted	Securities
					Other Annual	Stock	Underlying	All Other
Name and Principal Position	Year	Salary		Bonus	Compensation	Award(s) $	Options/SARs	Compensation

Joseph K. Pagano	2005	248,336	(2)	—	—	—	66,000 (3)	16,875	(4)
Chief Executive Officer,	2004	218,750		—	—	—	—	17,875	(4)
Secretary and Treasurer	2003	175,000		—	—	—	—	17,875	(5)

(1)	On March 21, 2006, Mr. Pagano resigned as Sentigen’s Chief Executive Officer and President. Mr. Pagano will continue to serve as Sentigen’s Chairman of the Board of Directors until the merger with Invitrogen is consummated.

(2)	Mr. Pagano’s annual salary was increased effective as of September 1, 2005 to $295,000 and was reduced to $150,000 effective March 1, 2006 in connection with his resignation as Sentigen’s President and Chief Executive Officer.

(3)	On September 12, 2005, Mr. Pagano was granted an option to purchase 66,000 shares of Sentigen common stock at an exercise price equal to the fair market value on the grant date which was $4.50. This option expires on the sixth anniversary of the termination of Mr. Pagano’s service with Sentigen and its subsidiaries.

(4)	Mr. Pagano received a $500 per month car allowance for the years ended December 31, 2004 and 2003. During 2005, Mr. Pagano received a $500 per month car allowance through October 31. In December 2002, Sentigen purchased two term insurance policies on the life of Mr. Pagano. Sentigen was the beneficiary under one of the policies in the amount of $5 million. Mr. Pagano’s son was the beneficiary under the other policy in the amount of $5 million. The annual premium on the policy for the benefit of Mr. Pagano’s son was $11,875 for the years ended December 31, 2005, 2004 and 2003. These policies were cancelled by Sentigen in December 2005.

Option Grants for 2005

The following table sets forth certain information regarding stock options to acquire shares of Sentigen common stock granted to our named executive officer in 2005. All of the information included in this table reflects options granted to this individual for services with our parent company, Sentigen. The options are subject to the terms of the Sentigen 2000 Performance Equity Plan. We do not expect to make stock option or other stock-based awards of our common stock after the spin-off.

Executive Option Grants in Last Fiscal Year

	Number of	% of Total			Potential Realizable Value
	Securities	Options			At Assumed Annual Rates of
	Underlying	Granted to	Exercise or		Stock Price Appreciation For
	Options	Employees in	Base Price	Expiration	Option Term(2)
Name	Granted (#)	Fiscal Year(1)	($/share)	Date	5%($)	10%($)

Joseph K. Pagano	66,000	13.12%	$4.50	(3)	$186,780	$473,220

(1)	Based on options to purchase 503,000 shares of Sentigen common stock granted in 2005 under Sentigen’s 2000 Performance Equity Plan.

(2)	These amounts represent assumed rates of appreciation in the price of Sentigen’s common stock during the terms of the option in accordance with rates specified in applicable federal securities regulations. Actual gains, if any, on stock option exercises will depend on the future price of Sentigen’s common stock and overall stock market conditions. As Mr. Pagano’s options expire on the sixth anniversary of the termination of Mr. Pagano’s service with Sentigen and its subsidiaries, the option expiration date is not presently determinable. For purposes of this disclosure we have assumed that Mr. Pagano’s options will have a ten year term. The 5% rate of appreciation over the term of the $4.50 stock price on the date of the grants would result in a stock price of $7.33. The 10% rate of appreciation over the term of the $4.50 stock price on the date of the grant would result in a stock price of $11.67. There is no representation that the rates of appreciation reflected in this table will be achieved. To the extent that the merger of Sentigen with Invitrogen is consummated upon the currently negotiated terms of $3.37 per share of Sentigen common stock, these options will have no value.

(3)	These option expire on the sixth anniversary of the termination of Mr. Pagano’s service with Sentigen and its subsidiaries.

Aggregated Option Exercises in 2005 and 2005 Option Values

The following table sets forth the fiscal year end option values of outstanding options to purchase shares of Sentigen common stock at December 31, 2005 and the dollar value of unexercised in-the-money options for our named executive officer. All of the information included in this table reflects outstanding options held by this individual for services with our parent company, Sentigen. Our named executive officer did not exercise options to purchase shares of Sentigen common stock during the year ended December 31, 2005. We do not expect to make stock option or other stock-based awards of our common stock after the spin-off.

Value of Unexercised
	Shares		Number of Securities		In-the-Money
	Acquired		Underlying Unexercised		Options at December 31, 2005
	On	Value	Options at December 31, 2005		(1)(2)
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Joseph K. Pagano	—	—	417,000	—	$602,175	—

(1)	Computed based upon the difference between the stock option exercise prices per share and $4.40, the closing price per share of Sentigen’s common stock on December 30, 2005. To the extent that the merger of Sentigen with Invitrogen is consummated upon the currently negotiated terms of $3.37 per share of Sentigen common stock, these options will have no value.

(2)	No stock appreciation rights were exercised during 2005 or outstanding as of December 31, 2005.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

After the distribution and prior to the merger, we expect our executive officer and directors to own an aggregate of 2,149,403 shares of Sentigen common stock and will have the right to purchase an additional 235,000 shares of Sentigen common stock through the exercise of outstanding options. Additionally, Thomas J. Livelli, one of our directors, is the President and Chief Executive Officer of Sentigen and, following the spin-off and merger, will continue to be an employee of Sentigen and following the spin-off but prior to the merger, a director of Sentigen. Each of Messrs. Pagano and Adler, directors of SentiSearch, are directors of Sentigen and will continue to be directors of Sentigen following the spin-off but shall each tender their resignations as directors of Sentigen prior to the effective time of the merger. Ownership of Sentigen common stock prior to the effective time of the merger and following the spin-off could create or appear to create conflicts of interest for our executive officer and directors when faced with decisions that could have disparate implications for Sentigen and us.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

We are currently a wholly-owned subsidiary of Sentigen. To the extent our executive officer and directors own or will own Sentigen common stock prior to the distribution, they will receive shares of our common stock in the distribution on the same basis as other holders of Sentigen common stock.

The following table provides information with respect to the anticipated beneficial ownership of our common stock immediately after the distribution by (1) each of our stockholders who we believe will be a beneficial owner of more than 5% of our outstanding common stock, (2) each of our directors, (3) our named executive officer, and (4) our executive officer and all of our directors as a group. As of the distribution date we do not have any employees. Joseph K. Pagano has agreed to serve as our Chief Executive Officer, Secretary and Treasurer for no compensation. We base the share amounts on each person’s beneficial ownership of Sentigen common stock as of September 30, 2006, unless we indicate some other basis for the share amounts

	Amount of Beneficial
	Ownership	Percentage of
Name of Beneficial Owner	of Common Stock(1)	Common Stock(2)

Joseph K. Pagano	1,376,450 (3)	17.89%
1329 Plaza Pacifica
Santa Barbara, California 93108
Frederick R. Adler	653,573	8.49%
1520 S. Ocean Boulevard
Palm Beach, Florida 33480
Thomas J. Livelli	119,380	1.55%
19 Tine Road
Lebanon, New Jersey 08833
D. H. Blair Investment Banking Corp.	1,134,859 (4)	14.75%
44 Wall Street
New York, New York 10005
Executive officer and all directors as a group (3 persons)	2,149,403	27.93%

(1)	The amounts included in this column represent the shares of our common stock which will be beneficially owned by the listed individuals based on the distribution ratio of one share of common stock to be received for every one share of Sentigen common stock beneficially owned by such individuals on September 30, 2006 (unless otherwise specified).

(2)	Represents the percentage of our common stock which we expect to be outstanding (based on the expected number of our shares to be distributed based on the number of Sentigen shares outstanding on September 30, 2006).

(3)	Includes 25,000 shares of common stock held of record by the Joseph K. Pagano, Jr. Trust established for Mr. Pagano’s son. Mr. Pagano disclaims beneficial ownership of all shares other than those held in his name.

(4)	J. Morton Davis is the sole stockholder of D.H. Blair Investment Banking Corp. The amount reported includes 10,000 shares owned by Mr. Davis’ wife of which Mr. Davis disclaims beneficial ownership. The information with respect to D.H. Blair Investment Banking Corp. and J. Morton Davis is based upon the Schedule 13G/A, dated May 23, 2001, with respect to holdings of Sentigen filed by such persons with the Securities and Exchange Commission.

DESCRIPTION OF CAPITAL STOCK OF SENTISEARCH

The following information reflects our certificate of incorporation and bylaws as these documents will be in effect at the time of the distribution.

General

Our certificate of incorporation provides us with the authority to issue 8,000,000 shares of common stock, $.0001 par value per share.

Based on the number of shares of Sentigen common stock outstanding as of November 20, 2006, and the expected distribution ratio, we expect that 7,694,542 shares of our common stock will be distributed to Sentigen stockholders in the distribution. All of the shares of our common stock to be distributed to Sentigen stockholders in the distribution will be fully paid and non-assessable and will constitute all the shares of our capital stock that will be outstanding immediately after the distribution.

SentiSearch Common Stock

Each share of our common stock entitles its holder to one vote on all matters on which holders are permitted to vote. The holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for that purpose. Upon liquidation, subject to required payments to any creditors or preferences that may be applicable to any outstanding preferred stock, the holders of our common stock will be entitled to a pro rata share in any distribution to stockholders. The holders of our common stock are not entitled to any preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and nonassessable.

Transfer Agent and Registrar

American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock. It is located at 59 Maiden Lane, Plaza Level, New York, New York 10038.

Listing

We expect that SentiSearch’s common stock will be approved to trade on the OTC Bulletin Board under the symbol “     .”

LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our certificate of incorporation limits the liability of directors to the fullest extent permitted by Delaware law. In addition, our certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. As permitted by applicable law, our Bylaws provide that we will indemnify our officers, directors, employees, consultants and agents. This includes indemnification against attorneys’ fees and other expenses and liabilities they incur to defend, settle or satisfy any civil or criminal action brought against them by reason of the fact the he or she is or was a director, officer, employee or agent of our company if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of our company, and, with respect to criminal actions, had no reasonable cause to believe his or her conduct was unlawful. We may also bear the expenses of such litigation for any such persons upon receipt of their undertaking to repay such amount if it is ultimately determined that he or she is not entitled to indemnification.

We have entered into separate indemnification agreements with our executive officer and directors that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require us, among other things, to indemnify our directors and officer against liabilities that may arise by reason of their status or service as directors or officers. In addition, we intend to maintain directors’ and officers’ liability insurance to provide our executive officer and directors with insurance coverage for losses arising from claims based on breaches of duty, negligence, errors and other wrongful acts.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements as of December 31, 2005 and 2004, October 2, 2006 and October 11, 2006, and for each of the years ended December 31, 2005 and 2004 and the periods April 10, 2000 to October 11, 2006, January 1, 2006 to October 2, 2006, and October 3, 2006 to October 11, 2006, included in this Information Statement have been audited by Raich Ende Malter & Co. LLP. The board of directors of SentiSearch expects to appoint Raich Ende Malter & Co. LLP as its independent registered public accounting firm to audit its financial statements as of and for the year ending December 31, 2006.

ADDITIONAL INFORMATION

We have filed a Registration Statement on Form 10-SB (the “Registration Statement”) with the Securities and Exchange Commission with respect to our common stock. This Information Statement, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the schedules and other exhibits thereto, and reference is made to the Registration Statement for further information regarding us and our common stock. In particular, copies of certain agreements and other documents in this Information Statement are qualified by reference to such agreements and other documents as filed. We are not currently subject to the informational requirements of the Exchange Act. When the Registration Statement becomes effective, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, will file reports, proxy statements and other information with the Securities and Exchange Commission. The Registration Statement, including the exhibits and schedules thereto, and the reports, proxy statements and other information filed by us with the Securities and Exchange Commission can be inspected and copied at the Public Reference Room of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can also be obtained at prescribed rates from the Public Reference Room of the Securities and Exchange Commission at the address given above. The public may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. The Securities and Exchange Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and Information Statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholder
SentiSearch, Inc.
Santa Barbara, California

We have audited the accompanying balance sheets of SentiSearch, Inc. (a development stage company and a wholly-owned subsidiary of Sentigen Holding Corp.) as of December 31, 2004 and 2005, October 2, 2006 and October 11, 2006 and the related statements of operations, stockholders’ (deficiency) equity and cash flows for the period April 10, 2000 (commencement of predecessor business) to October 11, 2006, the years ended December 31, 2004 and 2005, and the periods January 1, 2006 to October 2, 2006 and October 3, 2006 (inception) to October 11, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SentiSearch, Inc. (a development stage company and a wholly-owned subsidiary of Sentigen Holding Corp.) as of December 31, 2004 and 2005, October 2, 2006 and October 11, 2006 and the results of its operations and its cash flows for the period April 10, 2000 (commencement of predecessor business) to October 11, 2006, for the years ended December 31, 2004 and 2005, the periods January 1, 2006 to October 2, 2006 and October 3, 2006 (inception) to October 11, 2006 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the company will continue as a going concern. As discussed in Note 2 to the financial statements, the company is in the development stage and has suffered recurring losses. This raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/  Raich Ende Malter & Co. LLP
RAICH ENDE MALTER & CO. LLP

East Meadow, New York
October 19, 2006

SENTISEARCH, INC.
(DEVELOPMENT STAGE COMPANY)

BALANCE SHEETS

	December 31,	December 31,	October 2,	October 11,
	2004	2005	2006	2006

ASSETS
Current Assets
Cash and cash equivalents	$—	$—	$—	$250,000
Other Assets
License cost	440,625	440,625	440,625	440,625
Less: accumulated amortization	(123,110)	(149,029)	(323,528)	(324,320)

	317,515	291,596	117,097	116,305

Total assets	$317,515	$291,596	$117,097	$366,305

LIABILITIES AND STOCKHOLDER’S (DEFICIENCY) EQUITY
Current Liabilities
Accounts payable and accrued expenses	$—	$—	$112,500	$134,513
Due to Sentigen Holding Corp.	680,635	715,586	749,334	—

Total current liabilities	680,635	715,586	861,834	134,513

Stockholder’s (Deficiency) Equity
Common stock — $0.0001 par value, 8,000,000 shares authorized, 7,694,542 shares outstanding on October 11, 2006	—	—	—	769
Additional paid in capital	—	—	—	998,565
Deficit accumulated during development stage	(363,120)	(423,990)	(744,737)	(767,542)

Total stockholder’s (deficiency) equity	(363,120)	(423,990)	(744,737)	231,792

Total liabilities and stockholder’s (deficiency) equity	$317,515	$291,596	$117,097	$366,305

The accompanying notes are an integral part of these Financial Statements.

SENTISEARCH, INC.
(DEVELOPMENT STAGE COMPANY)

STATEMENTS OF OPERATIONS

	For the Period
	April 10, 2000				For the Period
	(Commencement				October 3, 2006
	of Predecessor	For the Year	For the Year	For the Period	(Date of
	Business) to	Ended	Ended	January 1, 2006	Inception) to
	October 11,	December 31,	December 31,	to October 2,	October 11,
	2006	2004	2005	2006	2006

Revenues	$—	$—	$—	$—	$—
Direct costs	—	—	—	—	—

Income after direct costs	—	—	—	—	—
Operating expenses
General and administrative	443,222	83,250	34,951	146,248	22,013
Amortization	324,320	25,919	25,919	174,499	792

Net loss	$767,542	$109,169	$60,870	$320,747	$22,805

Basic and diluted loss per share					$0.003
Weighted average shares outstanding — basic and dilutive					7,694,542

The accompanying notes are an integral part of these Financial Statements.

SENTISEARCH, INC.
(DEVELOPMENT STAGE COMPANY)

STATEMENTS OF CASH FLOWS

	For the Period
	April 10, 2000				For the Period
	(Commencement				October 3, 2006
	of Predecessor	For the Year	For the Year	For the Period	(Date of
	Business) to	Ended	Ended	January 1, 2006	Inception) to
	October 11,	December 31,	December 31,	October 2, to	October 11,
	2006	2004	2005	2006	2006

Cash flows from operating activities
Net loss	$(767,542)	$(109,169)	$(60,870)	$(320,747)	$(22,805)
Adjustments to reconcile net loss to net cash provided by operating activities:
Amortization	324,320	25,919	25,919	174,499	792
Increase in accounts payable and accrued expenses	443,222	83,250	34,951	146,248	22,013

Net cash provided by operating activities	—	—	—	—	—

Cash flows from investing activities	—	—	—	—	—

Cash flows from financing activities
Proceeds from issuance of stock	250,000	—	—	—	250,000

Net cash provided by financing activities	250,000	—	—	—	250,000

Increase in cash and cash equivalents	250,000	—	—	—	250,000
Cash and cash equivalents — beginning of period	—	—	—	—	—

Cash and cash equivalents — end of period	$250,000	$—	$—	$—	$250,000

Supplemental Disclosures of Cash Flow Information
Non-cash from financing activities:
Assumption of liability by Sentigen Holding Corp.	$308,709	—	—	—	$308,709
Stock of Sentigen Holding Corp. issued for license costs	$440,625	—	—	—	—

The accompanying notes are an integral part of these Financial Statements.

SENTISEARCH, INC.
(DEVELOPMENT STAGE COMPANY)

STATEMENTS OF STOCKHOLDER’S (DEFICIENCY) EQUITY

					Deficit
					Accumulated
					During
	Common Stock		Subscription	Additional Paid-in	Development
	Shares	Amount	Receivable	Capital	Stage	Total

Balance — April 10, 2000 (Commencement of Predecessor Business)	—	$—	$—	$—	$—	$—
Net loss	—	—	—	—	(47,763)	(47,763)

Balance — December 31, 2000	—	—	—	—	(47,763)	(47,763)
Net loss	—	—	—	—	(63,169)	(63,169)

Balance — December 31, 2001	—	—	—	—	(110,932)	(110,932)
Net loss	—	—	—	—	(65,936)	(65,936)

Balance — December 31, 2002	—	—	—	—	(176,868)	(176,868)
Net loss	—	—	—	—	(77,083)	(77,083)

Balance — December 31, 2003	—	—	—	—	(253,951)	(253,951)
Net loss	—	—	—	—	(109,169)	(109,169)

Balance — December 31, 2004	—	—	—	—	(363,120)	(363,120)
Net loss	—	—	—	—	(60,870)	(60,870)

Balance — December 31, 2005	—	—	—	—	(423,990)	(423,990)
Net loss	—	—	—	—	(320,747)	(320,747)

Balance — October 2, 2006	—	—	—	—	(744,737)	(744,737)
Issuance of common stock — October 3, 2006	7,694,542	769	(769)	—	—	—
Cash contribution to capital — October 10, 2006			769	249,231		250,000
Contribution to capital of License costs and assumption of liability — October 10, 2006	—	—	—	749,334	—	749,334
Net loss	—	—	—	—	(22,805)	(22,805)

Balance — October 11, 2006	7,694,542	$769	$—	$998,565	$(767,542)	$231,792

The accompanying notes are an integral part of these Financial Statements.

NOTES TO FINANCIAL STATEMENTS

1.	Organization and Nature of Operations

SentiSearch, Inc. (“we,” “SentiSearch,” and “the Company”) is a wholly-owned subsidiary of Sentigen Holding Corp. (“Sentigen”). We are a development stage company and have a limited operating history. We were incorporated in the State of Delaware on October 3, 2006 to hold the olfaction intellectual property assets of Sentigen Holding Corp. and its subsidiaries.

On September 1, 2006, in connection with its merger with Invitrogen Corporation, Sentigen announced its intention to separate its olfaction intellectual property assets from the businesses being acquired by Invitrogen Corporation. The distribution of SentiSearch shares to the shareholders of Sentigen, commonly referred to as a “spin-off,” is expected to take place immediately prior to the consummation of the merger. In connection with the distribution, on October 10, 2006, we entered into a distribution agreement with Sentigen, pursuant to which Sentigen contributed $250,000 to our capital. Also on October 10, 2006, we entered into a contribution agreement with Sentigen, pursuant to which Sentigen transferred to us all of its olfaction intellectual property. The olfaction intellectual property assets primarily consist of an exclusive license agreement with The Trustees of Columbia University in the City of New York (“Columbia”), dated April 10, 2000 (the “Columbia License”), and certain patent applications titled “Nucleic Acids and Proteins of Insect or 83b odorant receptor genes and uses thereof.”

While we believe our technology capabilities in the olfaction area are substantial, up to this point, we have incurred substantial operating losses. Although we have an exclusive license agreement with Columbia, no patents have yet been issued, nor can any assurance be given that our patent applications will be successful. We intend to continually review the commercial validity of our olfaction technology in order to make the appropriate decisions as to the best way to allocate our limited resources.

2.	Basis of Presentation

The financial statements for the period April 10, 2000 (Commencement of Predecessor Business) to October 11, 2006 differ from the results of operations, financial condition and cash flows that would have been achieved had we been operated independently during the periods and as of the dates presented. Our business is operated within Sentigen Holding Corp. as part of its broader corporate organization rather than as a stand-alone company. Our historical financial statements do not reflect the expense of certain corporate functions that we would need to perform if we were not a wholly-owned subsidiary.

The Company is a development stage company as defined in Financial Accounting Standard Board (“FASB”) Statement No. 7, “Accounting and Reporting by Development Stage Enterprises.” Our planned principal operations have not yet commenced and the Company has no employees. We intend to establish a new business. The Company has not generated any revenues from operations and has no assurance of any future revenues. All losses accumulated since commencement of our business have been considered as part of the Company’s development stage activities.

Our financial statements were prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities. We believe that our financial resources will be sufficient to fund operations and capital requirements for at least the next 12 months. We will need substantial amounts of additional financing to commercialize the research programs undertaken by us, which financing may not be available on favorable terms, or at all. Our ability to obtain financing and realize revenue depends upon the status of future business prospects, as well as conditions prevailing in the capital markets. These factors, among others, raise substantial doubt about our ability to continue as a going concern should we be unable to realize revenues from our olfaction technology or raise additional funds in the future.

3.	Summary of Significant Accounting Policies

a. Cash and Cash Equivalents — Cash and cash equivalents include liquid investments with maturities of three months or less at the time of purchase. The Company maintains its cash balances with one financial institution located in California. Accounts at this institution are insured by the Federal Deposit Insurance Corporation up to $100,000. At October 11, 2006, uninsured balances aggregate approximately $150,000.

b. License Costs — The costs of intangible assets that are purchased from others for use in research and development activities and that have alternative future uses (in research and development projects or otherwise) are

NOTES TO FINANCIAL STATEMENTS — (Continued)

accounted for in accordance with FASB Statement No. 142, “Goodwill and Other Intangible Assets.” The amortization of those intangible assets used in research and development activities is a research and development cost. However, the costs of intangibles that are purchased from others for a particular research and development project and that have no alternative future uses (in other research and development projects or otherwise) and therefore no separate economic values are research and development costs at the time the costs are incurred. We determined that the licensing costs arising from our exclusive licensing agreement with The Trustees of Columbia University have alternative future uses. These costs have been capitalized and are being amortized on a straight line basis through April 2010 (see Note 5).

c. Impairment — Intangible and long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. A review for impairment includes comparing the carrying value of an asset to an estimate of the undiscounted net future cash inflows over the life of the asset or fair market value. An asset is considered to be impaired when the carrying value exceeds the calculation of the undiscounted net future cash inflows or fair market value. An impairment loss is defined as the amount of the excess of the carrying value over the fair market value of the asset. We believe that none of our intangible and long-lived assets are impaired as of October 11, 2006 (see Note 5).

d. Estimates — The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

e. Income Taxes — Certain income and expense items are accounted for differently for financial reporting and income tax purposes. Deferred tax assets and liabilities are determined based on the difference between the financial statement and income tax basis of assets and liabilities and the tax effect of net operating loss and tax credit carry-forwards applying the enacted statutory tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established if it is determined to be more likely than not that deferred tax assets will not be recovered.

f. Loss Per Share — The accompanying financial statements include loss per share calculated as required by FASB Statement No. 128 “Earnings Per Share.” Basic loss per share is calculated by dividing net loss by the weighted average number of shares of common stock outstanding. Diluted loss per share include the effects of securities convertible into common stock, consisting of stock options, to the extent such conversion would be dilutive. FASB Statement No. 128 prohibits adjusting the denominator of diluted Earnings Per Share for additional potential common shares when a net loss from continuing operations is reported. As of October 11, 2006, SentiSearch, Inc. had no such securities outstanding or exercisable.

g. Segments — We have no reportable segments required by FASB Statement No. 131 “Disclosures about Segments of an Enterprise and Related Information,” which expands and modifies disclosures but has no impact on the financial position or results of operations or cash flows.

h. Fair Value of Financial Instruments — The carrying value of cash and cash equivalents and accounts payable and accrued expenses payable approximates fair value because of the short-term maturity of those instruments.

NOTES TO FINANCIAL STATEMENTS — (Continued)

4.	Income Taxes

Deferred taxes reflect the tax effects of temporary differences between the amounts of assets and liabilities for financial reporting and the amounts recognized for income tax purposes as well as the tax effects of net operating loss carryforwards. The significant components of net deferred tax assets are as follows:

	December 31,	December 31,	October 2,	October 11,
	2004	2005	2006	2006

Net operating loss carryforwards	$145,248	$169,596	$248,697	$257,819
Amortization	—	—	49,198	49,198
Less: Valuation allowance	(145,248)	(169,596)	(297,895)	(307,017)

Net deferred tax assets	$—	$—	$—	$—

We believe that it is more likely than not that the deferred tax assets will not be realized and have therefore provided a valuation allowance in the accompanying balance sheets equal to the entire amount of the deferred tax assets.

The provision for income taxes on continuing operations differs from the amount using the statutory federal income tax rate (34%) as follows:

	For the Period
	April 10, 2000				For the Period
	(Commencement	For the Year	For the Year	For the Period	October 3, 2006
	of Predecessor	Ended	Ended	January 1, 2006	(Date of
	Business) to	December 31,	December 31,	to October 2,	Inception) to
	October 11, 2006	2004	2005	2006	October 11, 2006

At Statutory Rates	$(260,964)	$(37,117)	$(20,696)	$(109,054)	$(7,754)
State income taxes, net of federal benefit	(46,053)	(6,550)	(3,652)	(19,245)	(1,368)
Increase in valuation allowance	307,017	43,667	24,348	128,299	9,122

Provision for income taxes	$—	$—	$—	$—	$—

SentiSearch was a member of the Sentigen consolidated group for federal income tax purposes for the period October 3, 2006 through October 11, 2006. Prior to October 3, 2006, the assets and the related business of SentiSearch were owned and operated by Sentigen. Such business was the predecessor of SentiSearch, which became a separate legal entity on October 3, 2006. As such, any deductions generated by the Company’s assets prior to October 3, 2006 were utilized by, or remain with, the consolidated group, Sentigen. In accordance with federal income tax regulations, the Company was allocated its share of the consolidated group’s net operating loss for the period October 3, 2006 through October 11, 2006. The table above reflects the deferred tax assets from net operating loss carryforwards “as if” the Company was a stand alone legal entity from the period April 10, 2000 through October 2, 2006.

At October 11, 2006 the Company has federal and state of New Jersey net operating loss carryforwards of $22,805 for each tax jurisdiction, available to offset future federal and state taxable income. These carryforwards will expire between December 31, 2025 and December 31, 2012, respectively. In addition, the Company has a deferred tax asset of $49,198 related to a basis difference in its intangible asset, which is also available to offset future federal and state taxable income. There are no tax-related balances due to or from any entities of which the Company was previously affiliated.

5.	Exclusive License Agreement

On April 10, 2000, Sentigen Biosciences, Inc. (“Sentigen Biosciences”), a wholly-owned subsidiary of Sentigen Holding Corp. (“Sentigen”), entered into a license agreement with The Trustees of Columbia University in

NOTES TO FINANCIAL STATEMENTS — (Continued)

the City of New York (“Columbia”) for an exclusive worldwide right to Columbia’s patent applications and other proprietary rights in the areas of insect chemosensation and olfaction (the “Columbia License”).

In consideration of the Columbia License, Columbia was issued 75,000 shares of Sentigen Holding Corp. common stock and will receive royalties of 1% of the net sales of any licensed products or services. The Columbia License required us to contribute a minimum of $1,000,000 into Sentigen Biosciences within one year of the date of the agreement (by April 2001) or we must have been involved in active negotiations to raise $1,000,000 in additional funding. This provision was satisfied through the consummation of a private placement in November 2000 in which 863,834 shares of common stock of Sentigen were sold for $6.00 per share for aggregate gross proceeds of $5,183,004.

Another provision of the agreement required that a minimum of $50,000 per six month period or $100,000 per annual period be spent on bona fide research and development of the patents and licenses subject to the agreement from the second through the fourth years of the agreement (April 2002 through April 2004) or we must have been involved in active negotiation to raise $1,000,000 in additional funding. This provision was satisfied through April 2004.

On October 10, 2006, we entered into a contribution agreement with Sentigen pursuant to which Sentigen transferred to us all of its olfaction intellectual property, including the Columbia License. On October 10, 2006, Columbia consented to the assignment of the Columbia License from Sentigen Biosciences to SentiSearch subject to certain conditions, all of which have already been satisfied or will be satisfied as required.

The value of this license agreement is recorded as license costs, net of accumulated amortization on the accompanying balance sheets. The original value of the license costs reflects the closing share price of Sentigen Holding Corp.’s common stock on April 10, 2000. The value of the license costs, net of amortization as of October 11, 2006 and December 31, 2005 and 2004 was $116,305, $291,596 and $317,515, respectively.

Intangible and long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. A review of our olfaction technology was performed by Charter Capital Advisers, Inc. in August 2006 which concluded that the estimated range of fair value was $120,000 to $190,000. An impairment loss of $122,996 was recognized as amortization expense in August 2006 as the amount of the excess of the carrying value over the fair market value of the asset.

The license costs are being amortized on a straight line basis through April 2010. The following table details the expected amortization costs of the license over the next five years:

For the Years Ended:	Expected Amortization Expense

2006	$182,504
2007	32,727
2008	32,727
2009	32,727
2010	10,911

Total	$291,596

6.	Recently Issued Accounting Pronouncements

In December 2004, the FASB issued Statement No. 153, “Exchanges of Nonmonetary Assets,” an Amendment of APB Opinion No. 29, “Accounting for Nonmonetary Transactions.” Statement No. 153 amends APB Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. Statement No. 153 is effective for fiscal periods beginning after June 15, 2005. The adoption of this statement on January 1, 2006 did not have a material effect on the Company’s financial statements.

NOTES TO FINANCIAL STATEMENTS — (Continued)

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the recognition threshold and measurement of a tax position taken on a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. FIN 48 also requires expanded disclosure with respect to the uncertainty in income taxes. We do not expect the adoption of FIN 48 will have a material impact on our financial condition or results of operations.